FOR IMMEDIATE RELEASE

DUCKWALL-ALCO STORES HIRES

WILLIAM BLAIR & COMPANY, LLC

AS FINANCIAL ADVISOR

ABILENE, Kan. (January 22, 2008) – Duckwall-ALCO Stores, Inc. (NASDAQ: DUCK) reported today that it has hired William Blair & Company, LLC to act as the Company’s financial advisor.

In 2005, Duckwall-ALCO executives announced the initiation of a strategic turnaround plan designed to make significant improvements in the Company’s financial performance and to increase shareholder value. Duckwall-ALCO’s management has made significant improvements to its operations and continues to take actions to increase the Company’s value for its shareholders. William Blair & Company has been hired to enhance management’s decision-making process and the Company’s external communications.

Duckwall-ALCO’s strategic plan included a complete overhaul of its Information Technology (IT) system along with initiatives to increase gross margin, reduce inventory and positively impact other key retail metrics. In its January 10, 2008 press release announcing December sales, the Company noted that it is realizing the benefits of its IT investment and other initiatives.

Despite a difficult retailing environment and opening 18 new stores in 2007, the Company’s fiscal month end December 2008 total merchandise inventory, including comparable stores, non comparable stores and warehouse was approximately $5.0 million, or 3.7%, below prior year. In addition, the Company’s ALCO same-store gross margin percentage has increased 120 basis points fiscal year to date, through fiscal month end December 2008, compared to prior year to date.

As Duckwall-ALCO’s financial advisor, William Blair & Company’s role will be to assist the Company’s management team with developing additional strategies to strengthen its competitive position, increase shareholder value and better communicate its value proposition to shareholders and other stakeholders.

About Duckwall-ALCO Stores, Inc.

Duckwall-ALCO Stores, Inc. is a regional retailer that specializes in meeting the needs of smaller, underserved communities throughout the central United States. The Company offers an exceptional selection of fashionable merchandise, quality products and recognized brand names at reasonable prices. Its specialty is delivering those products with the friendly, personal service its customers have come to expect. With 262 stores across 22 states, Duckwall-ALCO is proud to have continually provided excellent products at good value prices to its customers for 106 years. To learn more about Duckwall-ALCO Stores, Inc., visit the Company’s website at www.ALCOstores.com.

Forward-looking statements

This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”). Any forward-looking statements are made by the Company in good faith, pursuant to the safe-harbor provisions of the Act. These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments, and Company performance. Factors, which could significantly change results, include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company’s financial condition, and factors affecting the retail category in general. Additional information regarding these and other factors may be included in the Company’s quarterly 10-Q filings and other public documents, copies of which are available from the Company on request and are available from the United States Securities and Exchange Commission

For more information, contact:

Donny R. Johnson

Chief Financial Officer, Senior Vice President

785-263-3350 x164

e-mail: djohnson@ALCOstores.com

website: www.ALCOstores.com

or

Debbie Hagen

Hagen and Partners

913-652-6547

e-mail: dhagen@hagenandpartners.com